Exhibit 10.5

MASTER SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) made and entered into this the 30th day of September, 2013 (the “Effective Date”) by and between Scantron, Corporation, a Delaware corporation, doing business as Harland Technology Services (“HTS”), and Faneuil, Inc., a Delaware corporation.

WHEREAS, Faneuil has been providing certain call center services for HTS pursuant to an oral inter-company agreement and is ready, willing and able to continue to provide those services subject to the terms and conditions set forth herein; and

WHEREAS, HTS desires to continue the existing business relationship,

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Engagement of Faneuil: HTS agrees to engage Faneuil as an independent contractor and Faneuil accepts such engagement (the “Engagement”) commencing as of the Effective Date and agrees to provide the services as described in any Statement of Work issued under this Agreement. This Agreement shall remain in full force and effect for one (1) year from the Effective Date (the “Initial Term”). This Agreement shall automatically renew thereafter for successive one (1) year periods (each a “Renewal Term”), unless (i) either party gives notice of their intent to not renew the Agreement no later than sixty (60) days prior to the end of the term or (ii) unless either party terminates the Agreement pursuant to Section 23. For purposes hereof, the Initial Term and any Renewal Terms shall collectively be referred to herein as the “Term.”

2.

Duties of Faneuil/Scope of Services: Faneuil agrees to provide the services described in any duly executed Statement of Work. In the event any provision contained in a Statement of Work conflicts with any terms, conditions or provisions in this Agreement, the provisions of the Statement of Work shall govern.

3.

Compensation and Payment: Faneuil shall invoice HTS pursuant to the terms and conditions set forth in any applicable Statement of Work. Invoices shall be prepared and delivered to HTS no later than the 10th day of each month and will be payable in full within thirty (30) days of receipt of the invoice. Any expenses incurred by Faneuil must be pre-approved, in writing. Reimbursement for these expenses will be invoiced from Faneuil on a monthly basis.

4.

Independent Contractor; No agency or employment relationship or benefits: Faneuil is an independent contractor and not an agent of HTS. Faneuil shall have no authority to (1) bind HTS to any contractual commitment with a third party or (2) otherwise act in any way as the representative of HTS unless expressly agreed to in writing by HTS.

5.

Drug/Background/Skill Assessment Screening: Faneuil will maintain comprehensive hiring policies and procedures which include, among other things, a 5 panel drug screening, a credit check and a background check which includes Felony and Misdemeanor, Federal Felony and Misdemeanor, National Criminal Search File, Office of Foreign Asset Control, Social Security Verification, all to the extent permitted by law.

6.	Skill Assessment Requirements: Faneuil will conduct pre-employment skills assessments of all candidates who are expected to provide services to HTS pursuant to any Statement of Work.

7.	Service Level Agreements: If applicable, each Statement of Work may contain service levels which are necessary to ensure that provides the highest quality services to HTS.

8.    Provision of Tools to Faneuil

8.1.

In order to facilitate performance of the Services, HTS may loan or allow Faneuil to use certain Tools (defined herein). As used in this Agreement, the term “Tools” shall mean equipment, hardware, software and related documentation, and in particular, shall include any third party executable code, software, compilers, assemblers, linkers, drivers, utilities or software development kits or application program interfaces and related documentation.

8.2.	At any time during the Agreement or upon termination of Faneuil’s right to perform as otherwise provided for in this Agreement, or upon demand by HTS, Faneuil agrees to the following:

a.	Faneuil agrees to promptly deliver to HTS all Tools that may be in Faneuil’s possession or control;

b.

Faneuil agrees to promptly delete, erase and otherwise permanently remove any and all Tools from disk media of any and all of Faneuil’s computers and peripheral devices and from bulletin boards, electronic information services or any other locations where such information may have been placed prior to such termination or demand by HTS;

c.	Faneuil agrees to deliver to HTS any and all non-erasable optical WORM or CD-ROM disks containing Tools; and

d.	Faneuil agrees to abide by HTS’ policies and procedures regarding the control, handling and use of any Tools.

9.

Indemnification: Faneuil hereby agrees to indemnify, defend, and hold HTS harmless from and against any and all claims, demands, suits and actions, as well as any liabilities, damages, awards or expenses, including court costs and reasonable attorneys’ fees resulting therefrom, arising out of or relating to the negligent or wrongful acts or omissions of Faneuil in performance of its Services hereunder. Faneuil’s obligations under this Section 9 will survive the termination of this Agreement for any reason. HTS agrees to give Faneuil prompt notice of any such claim, demand, or action following its initial awareness of same and shall, to the extent HTS is not adversely affected, cooperate reasonably with Faneuil, at Faneuil’s sole cost and expense, in the defense and settlement of said claim, demand or action.

10.

Limitation of Liability: IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES, REGARDLESS OF WHETHER THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES UNLESS SUCH PARTY HAS ACTED IN AN INTENTIONALLY WRONGFUL OR GROSSLY NEGLIGENT MANNER.

11.

Force Majeure: Neither party shall be liable to the other for any failure or delay caused by sabotage, acts of God, the elements, fire, hostile environment, war, rebellion, governmental intervention or civil disorder or similar events beyond their respective reasonable control (the “Force Majeure Condition”). However, the party claiming a Force Majeure Condition agrees to promptly notify the other of same and to work around any such situation as best as circumstances may allow; and, once the cause for any such failure or delay has been removed, the party claiming the Force Majeure Condition shall diligently recommence its obligations hereunder.

12.

Modification: No provision of this Agreement, including the provisions of this section, may be modified, deleted, or amended in any manner except by an agreement in writing executed by both parties hereto. However, if any term, provision or condition of this Agreement is adjudged to be void, voidable or unenforceable, it is agreed that such term, provision or condition shall be modified to the extent reasonably necessary to make it legally binding and enforceable.

13.

Benefit: All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by HTS and its successors and assigns and by Faneuil, its successors and permitted assigns. It is understood, however, that this Agreement and Faneuil’s duties hereunder are personal in nature. Accordingly, Faneuil may not assign this Agreement to any third party.

14.

Notices: All notices or demands of any kind which either party wishes to serve upon the other may be hand-delivered personally or shall be given in writing by certified mail, postage prepaid, return receipt requested, express overnight mail, or facsimile transmission and addressed to each respective party at the address indicated below or such other place as Harland Clarke or Faneuil may designate in writing from time to time. Serving of notice shall be deemed given as of the date of receipt or the third business day following posting, whichever occurs first.

If to Faneuil	Faneuil, Inc Attn: Anna Van Buren, President and CEO 2 Eaton St, Suite 1002 Hampton, VA 23669

With a copy to:

Faneuil, Inc. Legal Counsel 2 Eaton St, Suite 1002 Hampton, VA 23669

If to HTS:	HTS Attn: Bruce Kraft - SVP Finance 1313 Lone Oak Rd, Eagan mn 55121

15.	Headings: The underlined headings provided herein are for convenience only and shall not affect the interpretation of this Agreement.

16.

Counterparts: This Agreement may be executed in more than one counterpart, each of which shall be deemed an original. For purposes hereof, facsimile or electronically scanned signatures shall be deemed as originals.

17.

Changes: All changes to this Agreement must be requested in writing 30 days prior to the requested change, and require mutual agreement in writing before such changes are implemented. Changes to this Agreement will only be incorporated into this Agreement through a written amendment approved by both parties.

18.

Assignment: HTS may assign this Agreement upon written consent of Faneuil, which consent shall not be unreasonably withheld. Faneuil may not assign this agreement without the written consent of HTS, except that consent is not required in the event of assignment pursuant to a merger or acquisition following which Faneuil does not survive.

19.	Applicable Law: This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia without regard to its conflict of laws principles.

20.	Other Requirements: Faneuil may not use HTS’ name or logo in conjunction with this relationship, without prior written permission.

21.

No Waiver: All remedies available to either party for one or more breaches by the other party are and shall be deemed cumulative and may be exercised separately or concurrently without waiver of any other remedies. The failure of either party to act on a breach of this Agreement by the other shall not be deemed a waiver of such breach or a waiver of future breaches unless such waiver shall be in writing and signed by the party against whom enforcement is sought.

22.

Audit Rights: Faneuil shall maintain complete and accurate records of all accounts pertaining to Faneuil’s performance under this Agreement in accordance with generally accepted accounting principles and in such a manner as may be regularly audited. HTS, or an audit firm engaged by HTS, has the right to review and audit those records and statements, including any and all invoices, vouchers, checks, or other documents used by Faneuil in preparing any statement or invoice.

23.

Termination: Either party may terminate this Agreement upon thirty (30) days notice in the event of a material breach of this Agreement by the other party. In the event that a party determines the other is in breach, the party claiming a breach must give written notice of the breach and provide ten (10) days opportunity to cure the breach. Upon expiration of the ten (10) day period, if the breach is not cured, the party claiming a breach may give notice of its intent to terminate this Agreement. In addition to the foregoing, HTS may terminate this agreement upon sixty (60) days notice in the event the HTS business assets are sold or otherwise transferred to any person or entity outside of the MacAndrews & Forbes or Harland Clarke Holdings Corp. group of companies.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SCANTRON, INC. d/b/a Harland Technology Services

By:	/s/ Bruce A. Kraft
Name:	Bruce A. Kraft
Title:	SVP Finance

Dated:	10/8/13

FANEUIL, INC.

By:	/s/ Anna Van Buren
Name:	Anna Van Buren
Title:	President & CEO

Dated:	10/16/13

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